                                                                 Exhibit 12.1

                                  HPSC, INC.
                       COMPUTATION OF RATIO OF EARNINGS
                     BEFORE FIXED CHARGES TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                                                                                                  PROFORMA
                                                                      YEAR ENDED,                                YEAR ENDED,
                                          DECEMBER 26,  DECEMBER 25,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                              1992          1993          1994          1995          1996          1996
Excess (deficiency) of earnings
  available to cover fixed charges (1)
Earnings:
  Income (loss) before income taxes         $ 3,244       $(12,148)      $  750        $   79        $1,579        $  653
Add: Fixed charges                           10,663          9,057        3,514         5,339         8,146         9,072
                                          --------------------------------------------------------------------  ------------
  Earnings, as adjusted                      13,907         (3,091)       4,264         5,418         9,725         9,725
                                          --------------------------------------------------------------------  ------------
Fixed charges:
  Interest on indebtedness                    9,900          8,185        3,476         5,339         8,146         8,922
  Amortization of debt issue costs              763            872           38           -             -             150
                                          --------------------------------------------------------------------  ------------
Fixed charges                                10,663          9,057        3,514         5,339         8,146         9,072
                                          --------------------------------------------------------------------  ------------
Excess (deficiency) of earnings to fixed
charges                                     $ 3,244       $(12,148)      $  750        $   79        $1,579        $  653
                                          --------------------------------------------------------------------  ------------
                                          --------------------------------------------------------------------  ------------

Ratio of earnings to fixed charges             1.30            N/A(2)      1.21          1.01          1.19          1.07
                                          --------------------------------------------------------------------  ------------
                                          --------------------------------------------------------------------  ------------

(1) For purposes of these computations,
earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest on indebtedness and amortization of debt issue costs.

(2) Earnings before income taxes plus fixed charges were insufficient to cover fixed charges in 1993 by $12,148,000.